EXHIBIT 10.5

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is entered into as of May 9, 2008 (the "Effective Date") by and between NatureWell Incorporated, a Delaware corporation ("Seller"), and NatureWell, Incorporated, a Nevada corporation ("Purchaser"), with reference to the following facts:

RECITALS

	A.	Whereas; Seller desires to sell all of its assets specified in this Agreement and Purchaser desires to acquire all of Seller's assets specified in this Agreement (the "Asset Sale"); and

	B.	Whereas; the parties understand and agree that the post-closing actions required by this Agreement shall require the good faith cooperation of the parties following the close of the Asset Sale.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.

Assets Acquired. On the terms and subject to the conditions of this Agreement, Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to Purchaser or cause to be sold, assigned, transferred, conveyed and delivered to Purchaser free and clear of any liens, encumbrances or liabilities, and Purchaser shall acquire from Seller, on the Closing Date, all of Seller's right, title and interest in and to the following assets listed on Schedule 1 hereto, with the exception of (i) all contract rights contained in that certain Registration Rights Agreement and that certain Investment Agreement, both dated March 31, 2006 and both by and between Seller and Dutchess Private Equities Fund, LP ("Dutchess"), and (ii) that lease (rental agreement) by and between Seller and A-1 Self Storage located in El Cajon, California, and (iii) $500 cash (collectively, the "Assets").

2.

Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of the Purchaser, 110 West C Street, Suite 1300, San Diego, California (619) 234-0222, on the Effective Date or at such other place or at such other time or on such other date as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

3.

Consideration for Assets. In consideration for the Assets acquired hereunder, Purchaser shall, within ten (10) days following the closing date, forgive its right to payment of presently existing obligations totaling $1,087,500 due to Purchaser by Seller, as follows:

(a)

In consideration for Seller's cash (other than the $500 described in 1(iii), above) and entire inventory of MigraSpray (collectively, the "Marketable Assets"), Purchaser shall forgive Seller's obligation to repay $750,000 owed to Purchaser by Seller after the Closing on that certain Senior Secured Note, face value $425,000, and that certain Subordinated Secured Note, face value $325,000, both originally issued by Seller to James R. Arabia and dated April 30, 2008, and both acquired by Purchaser post-Closing (together the "Notes"). The parties hereby agree that upon Purchaser's acquisition of the Notes Purchaser shall waive any and all of its rights under the Notes and that such Notes, and all agreements and documentation associated therewith, shall be cancelled and rendered null and void; and

(b)

In consideration for all of Seller's additional Assets, other than the Marketable Assets (the "Non-Marketable Assets"), Purchaser shall forgive Seller's obligation to repay $337,500 owed to Purchaser by Seller after the Closing on those seven (7) notes issued by Seller, and acquired by Purchaser post-Closing, as listed on Schedule 2 hereto (the "Acquired Note(s)"). The Parties hereby agree that upon Purchaser's acquisition of each Acquired Note that Purchaser shall waive any and all of its rights under each Acquired Note and that each Acquired Note, and all agreements and documentation associated therewith, shall be cancelled and rendered null and void.

4.	Representations and Warranties.

	(a)	Seller makes the following representations and warranties to Purchaser:

		(i)	that it is a corporation duly organized under the laws of the State of Delaware and that it is a corporation in good standing in that state; and

(ii)

that it owns the Assets being sold to Purchaser pursuant to this Agreement and that it has the authority to transact the Asset Sale contemplated herein and to transfer the Assets to Purchaser pursuant to the terms of this Agreement; and

	(b)	Purchaser makes the following representations and warranties to Seller:

		(i)	that it is a corporation duly organized under the laws of the State of Nevada and that it is a corporation in good standing in that state; and

		(ii)	that it has the authority to acquire the Assets and transact the Asset Sale contemplated herein.

5.	Indemnification.

	(a)	Purchaser shall indemnify the Seller as follows:

(i)

for any judgment entered in a court of law against Seller concerning the repayment of the notes listed on Schedule 3; provided that the judgment was based on a finding that an applicable provision of the Intercreditor, Subordination and Standby Agreement dated September 2, 2003, as amended (the "Intercreditor Agreement") was invalid, and such finding of invalidity was not related to any action (or in-action) of Seller following the Closing. Further, in order to be indemnified under this section, Seller must assert all defenses made available to it under the Intercreditor Agreement, including but not limited to, any statute of limitations defenses.

		(ii)	for the repayment by Seller of any of the debts or obligations listed on Schedule 4 hereto.

All debts, receivables or obligations covered by 5(a)(i) and 5(a)(ii) are "Indemnified Obligations".

	(b)	Purchaser's indemnification of Seller is subject to the following conditions:

		(i)	Purchaser's maximum obligation pursuant to this indemnification provision shall not exceed $340,000 (the "Maximum Indemnification Obligation"); and

		(ii)	Notwithstanding anything contained in this Agreement to the contrary, the first $25,000 paid to reduce, settle or eliminate any of the Indemnified Obligations shall be paid by Seller; and

(iii)

This indemnification provision shall expire and be null and void in regard to any Indemnified Obligation for which the creditor holding such obligation has not initiated any legal action to collect upon such Indemnified Obligation before the day that is two (2) years following the Effective Date (the "Indemnification Deadline"); and

(iv)

Purchaser shall have the post-closing authority to negotiate settlements or repayment arrangements with any of Seller's creditors holding an Indemnified Obligation and such settlements or repayment arrangements shall be subject to the approval of Seller, which approval shall not be unreasonably withheld or delayed (the "Post-Closing Settlements"); and

(v)

(A) Seller may negotiate a Post Closing Settlement with any of Seller's creditors holding an Indemnified Obligation under this provision, but only if Purchaser either had attempted and been unsuccessful to reach a Post Closing Settlement with such creditor, had requested that Seller negotiate a settlement, or had refused to attempt to reach a Post Closing Settlement with such creditor and such creditor is taking, or making bona fide threats to take, collection action against Seller. (B) A Seller-negotiated Post Closing Settlement will not be covered by this indemnification provision unless it was conducted pursuant to (A) above and is approved by Purchaser, which approval shall not be unreasonably withheld or delayed, provided however, in the case of Purchaser refusing to attempt to negotiate, no approval from Purchaser shall be necessary; and

(vi)

An "Indemnification Pool" shall be created having a balance comprised of (1) the aggregate of all remaining monthly cash payments, if any, required under all includable Post Closing Settlements entered into prior to the Indemnification Deadline (not including those that did not require Seller approval because they are between Purchaser and creditor and Seller has been relieved of any further obligation), (2) all amounts paid by Seller pursuant to includable Post Closing Settlements entered into prior to the Indemnification Deadline, and (3) any other includable monies owed to Seller pursuant to this indemnification provision that were incurred by Seller either prior to the Indemnification Deadline or in relation to an Indemnified Obligation for which the creditor holding such obligation initiated legal action prior to the Indemnification Deadline. Purchaser shall make payments to reduce the Indemnification Pool balance in a monthly amount that shall be equal to the lesser of the total amount of the Indemnification Pool at the close of each month or (a) $1,500 in the first 6 months following the Closing Date, (b) $2,500 in months 7 through 24 following the Closing Date, or (c) $5,000 in months 25 and thereafter following the Closing Date. In no case shall Purchaser's aggregated payments against the Indemnification Pool, totaled along with any other monies Purchaser has spent to pay for any of its obligations pursuant to this indemnification provision, exceed the Maximum Indemnification Obligation; and

(vii)

Purchaser shall have the right to require Seller to dispute or litigate with any creditor holding an Indemnified Obligation, provided however, Purchaser shall pay the costs and expenses (including legal fees) associated with such actions and/or may provide its own counsel to Seller to prosecute such actions, which counsel shall be approved by Seller, provided however, Seller's approval shall not be unreasonably withheld or delayed. If Seller declines to take such action, then such Indemnified Obligation shall not be covered by this indemnification provision. If Seller chooses of its own accord to dispute or litigate with any creditor holding an Indemnified Obligation or chooses to retain its own counsel for an action that Purchaser is requiring Seller to take pursuant to this section, Purchaser, or a Purchaser representative, shall still be permitted to join in any such action at its own expense and Seller's costs and expenses (including legal fees) will be reimbursed; and

(viii)

Purchaser shall have the right to negotiate settlements of the Indemnified Obligations that include the issuance of Seller's stock as full or partial payment in an amount of shares that is reasonably proportionate to the amount of shares paid in settlements negotiated with similarly situated creditors prior to the closing of the Asset Sale (based on number of shares, not value of shares). Seller shall not withhold its approval of any such settlement based upon the amount of shares being offered as part of that settlement, provided however, if the value of the shares being offered exceeds the amount being settled by more than two times then Seller may reject such settlement proposal. The "value" of shares for purposes of this section will be determined by multiplying the bid price of the stock as of the effective date of the settlement by the number of shares being offered.

6.

Assumed Liabilities. Purchaser shall assume and be fully responsible for the payment of the liabilities and obligations of Seller that are listed on Schedule 5 hereto (the "Assumed Liabilities"). Purchaser and Seller shall cooperate to have the holders of the Assumed Liabilites agree to assign such liabilities to Purchaser. In any event, Purchaser shall pay the Assumed Liabilities and the payment thereof is separate and apart from the Indemnified Obligations and shall not have any effect upon any provision contained in this Agreement regarding the Indemnified Obligations.

7.

Closing Deliveries. At the Closing Seller shall deliver or cause to be delivered to Purchaser an executed bill of sale in the form of Exhibit A hereto, and consents approving of the Asset Sale from a majority of both the holders of Senior and Subordinated Debt, as those holders are defined in the Intercreditor Agreement.

8.

Consents. Seller shall use its best efforts to obtain any required consents to assignment of all patents, contracts, licenses, sublicenses, agreements and leases included among the Assets; provided, however, that Seller shall not be required to pay any amount to any person to obtain any such consents. Purchaser shall use its best efforts in assisting and cooperating with Seller to obtain the consents.

9.

Corporate Name Change and Identity. Seller shall, as soon as is practicable, amend its Articles of Incorporation to effect a name change. In no case shall Seller take more than thirty (30) days after the Effective Date to file the necessary documentation to effectuate such name change. Purchaser shall own and use for its benefit and business operations the telephone numbers owned and used by Seller prior to the sale of the Assets, including but not limited to, (619) 234-0222, (619) 234-0200 and (800) 454-6790.

10.	Public Filings. Seller shall be responsible for making its required public filings after the Closing Date, and for all costs and expenses associated with such filings.

11.

Storage and Offices. Seller shall be responsible for maintaining and paying for that certain storage space rented by the Seller in El Cajon, California, and shall permit Purchaser to continue to store items at that location for a period of at least one (1) year from the Effective Date. Purchaser shall permit Seller to maintain its books and records (not held in storage) at Purchaser's principal offices, without charge, for a period of at least one (1) year from the Effective Date, provided however, Seller shall pay the costs to maintain its current mailing address (estimated to be $75 per month).

12.

Allocation of Purchase Price for Non-Marketable Assets. Seller and Purchaser agree that Purchaser is paying $337,500 for the Non-Marketable Assets, of which $5,000 is for the acquisition of furniture, fixtures, equipment, and all other property that would require that Purchaser pay sales tax for acquiring such property. The price paid for the remainder of the Non-Marketable Assets ($332,500) shall be allocated among such assets as the parties reasonably agree upon.

13.

Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

14.

Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof.

15.	Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

16.

Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

17.

Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

18.

Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

[Remainder of Page Intentionally Left Blank]

19.

Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Sale Agreement as of the day and year first written above.

SELLER:			PURCHASER:

NatureWell, Incorporated a Delaware Corporation			NatureWell, Incorporated a Nevada corporation

By: _____________________ James R. Arabia, CEO			By: _____________________ James R. Arabia, President

By: _____________________ Robert T. Malasek, CFO

By: _____________________ Timothy R. Scott, Director

By: _____________________ Douglas H. Leighton, Director

SCHEDULE 1

ASSETS

All of the following properties, assets and rights of the Seller, wherever located, and all proceeds and products thereof:

All cash and deposits, and all personal and fixture property of every kind and nature including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit and all general intangibles including, without limitation, all tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, websites, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, leases or agreements of any kind or nature pursuant to which the Seller possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Seller, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, all software, writings, plans, specifications, formulations and schematics.

The Seller acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of revised Article 9 of the Uniform Commercial Code approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and contained in the 1999 Official Text of the Uniform Commercial Code ("Revised Article 9"), the foregoing collateral description covers all assets of the Seller.

SCHEDULE 2

Acquired Notes

1.	Senior Secured Note issued to Blankfort Unlimited, Inc., dated December 30, 2004, face value $50,000, to be acquired by Purchaser as of the date that is one day after the Closing Date.

2.	Senior Secured Note issued to Lowell Blankfort, dated January 4, 2006, face value $17,500, to be acquired by Purchaser as of the date that is one day after the Closing Date.

3.	Senior Secured Note issued to Katherine N. Barker, dated January 20, 2005, face value $15,000, to be acquired by Purchaser as of the date that is one day after the Closing Date.

4.	Senior Secured Note issued to Jonathan P. Bobolia, dated January 19, 2005, face value $15,000, to be acquired by Purchaser as of the date that is one day after the Closing Date.

5.	Senior Secured Note issued to Renetta Patzwald, dated January 19, 2005, face value $100,000, to be acquired by Purchaser as of the date that is one day after the Closing Date.

6.	Senior Secured Note issued to Renetta Patzwald, dated January 1, 2006, face value $100,000, to be acquired by Purchaser as of the date that is one day after the Closing Date.

7.

Promissory Note when issued to Alan S. Udin ("Holder"), dated May 1, 2008, face value $40,000, to be acquired by Purchaser as of the date that is expected to be approximately three days after the Closing Date.

SCHEDULE 3

Indemnified Obligations - Section 5(a)(i)

1.	Senior Convertible Note (senior secured) issued to The Florence M. Callagy Trust, dated September 19, 2003, face value $50,000, having a Closing Date balance of $74,691.27.

2.	Amended and Restated Note (subordinate secured) issued to The Florence M. Callagy Trust, dated September 11, 2003, face value $75,000, having a Closing Date balance of $137,608.59.

3.	Subordinate Note (subordinate secured) issued to Fish & Richardson P.C., dated March 15, 2004, face value $38,818.38, having a Closing Date balance of $53,647.13.

4.

Senior Convertible Note (senior secured) issued to Gadsby Hannah, LLP (now owned by McCarter & English LLP as successor to Gadsby Hannah, LLP), dated September 15, 2003, face value $60,000, having a Closing Date balance of $86,421.63.

5.	Senior Convertible Note (senior secured) issued to James R. Arabia, dated April 30, 2008, face value $45,000, having a Closing Date balance of $45,000.

6.	Subordinate Convertible Note (subordinate secured) issued to James R. Arabia, dated April 30, 2008, face value $45,000, having a Closing Date balance of $45,000.

SCHEDULE 4

Indemnified Obligations - Section 5(a)(ii)

1.	Trade payable owed to Business Wire - est. Closing Date balance per books of $635.

2.	Trade Payable owed to Chiropractic Economics (magazine) - est. Closing Date balance per books of $2,150.

3.	Trade payable owed to Commworld of San Diego-North Inc. - est. Closing Date balance per books of 1,920.06.

4.	Payable owed to Daniel Doherty pursuant to settlement agreement - est. Closing Date balance per books of $2,500.

5.	Trade payable owed to Fish & Richardson P.C. - est. Closing Date balance per books of $2,367.89.

6.	Trade payable owed to Lightfoot, Guest, Moore & Co. P.C. - est. Closing Date balance per books of $9,811.95.

7.	Trade payable owed to Scott Mercardo - est. Closing Date balance of $500.

8.

Judgment held by Robin Mitchell - est. Closing Date balance of $6,607.56, not including judgment interest of 10% accruing since entry of judgment on July 22, 2002 which, if included, would bring est. total to $11,696.49.

9.	Trade payable owed to MPA Media - est. Closing Date balance per books of $9,682.95, balance in dispute - vendor claims $15,653.30.

10.	Trade payable owed to Russell Scott Design - est. Closing Date balance per books of $4,775, balance in dispute - vendor claims $6,275.

11.	Trade payable owed to Shreffler Law Firm P.A. - est. Closing Date balance per books of $1,430.20.

12.	Trade payable owed to Smith Katzenstein Furlow LLP - est. Closing Date balance per books of $1,967.50.

13.	Promissory Note (unsecured) issued to Pacific Crest Equity Partners, Inc., dated September 5, 2002, face value $11,268.69, having a Closing Date balance of $17,358.22.

SCHEDULE 5

Section 6 - Assumed Liabilities

1.	Trade payable owed to Computershare - maximum amount assumed of $539.80, est. Closing Date balance per books.

2.	Trade payable owed to E-Vault - maximum amount assumed of $318.39, est. Closing Date balance per books.

3.	Fed-ex charges incurred by Seller prior to Closing Date.

4.

Office rent owed to First Choice Executive Suites for period through Closing Date, and for however long Purchaser occupies the three offices (currently occupied by Seller until the Closing) at 110 West C Street, Suite 1300, San Diego, CA 92101 (lease/rental agreement for such offices to be assigned to Purchaser if landlord approves).

5.	Any trade payable owed to Morgan & Sampson, Inc., incurred before or after the Closing Date for storage of MigraSpray and associated charges - est. Closing Date balance of $1,000 per books.

6.

Any trade payable owed to Motivational Fulfillment & Packaging Service, incurred before or after the Closing Date for storage, packing, shipping and fulfillment of MigraSpray and associated charges - est. Closing Date balance of $685.15 per books.

7.	Trade payable owed to Chang G. Park - maximum assumed of $7,500, est. Closing Date balance per books.

8.	UPS charges incurred by Seller prior to the Closing Date.

9.

$8,500 owed to Teresa Brucker pursuant to the terms of that certain Settlement Agreement and Mutual General Release, dated April 28, 2008, by and between, Teresa Brucker, the AK Trust, the Estate of Donald Brucker, Seller, Purchaser and Dutchess Private Equities Fund Ltd.

EXHIBIT A

BILL OF SALE

This Bill of Sale is delivered pursuant to, and is subject to all of the terms and conditions of, that certain Asset Purchase Agreement dated as of May 9, 2008 (the "Agreement") by and among NatureWell Incorporated, a Delaware corporation ("Seller"), and NatureWell, Incorporated, a Nevada corporation ("Buyer"). Capitalized terms, unless otherwise defined herein, have the meanings assigned to such terms in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby grants, bargains, sells, conveys, delivers, assigns and transfers to Buyer all of Seller's right, title and interest in and to the Assets being purchased pursuant to the Agreement (collectively, the "Property"). This bill of Sale is made, executed and delivered in accordance with and is subject to the representations, warranties and covenants set forth in the Agreement.

Seller, for itself and its successors and assigns, by this Bill of Sale, covenants and agrees that Seller and its successors and assigns shall execute and deliver, or shall caused to be executed and delivered, such other instruments of transfer and conveyance and other documents and take such actions as Buyer may reasonably request to vest in Buyer and its successors and assigns all of Seller's right, title and interest in and to the Property free and clear of any liens, claims, security interests or encumbrances thereon.

TO HAVE AND TO HOLD the Property unto Buyer, its successors and assigns, forever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed by its duly authorized officers this 9th day of May, 2008.

NatureWell, Incorporated, a Delaware corporation

By: _________________________ James R. Arabia, CEO

By: _________________________ Timothy R. Scott, Director